Exhibit 3.964
CERTIFICATE OF INCORPORATION
OF
TOM LUCIANO’S DISPOSAL SERVICE, INC.

TO:	The Secretary of State State of New Jersey
     The undersigned, THOMAS LUCIANO, being of the age or more of twenty-one years, for the purpose cf forming a corporation pursuant to the provisions of Title #14 A Corporation, General, of the New Jersey Statutes, does hereby execute the following Certificate of Incorporation:
     FIRST: The name of the corporation is TOM LUCIANO’S DISPOSAL SERVICE, INC.
     SECOND: The purpose of this corporation will be as follows:
     To engage in an industrial and commercial scavenger service; to engage in the buying, selling, and dealing of industrial and commercial scrap, salvage, refuse, rubbish, trash, junk, offal, garbage and debris; to engage in the collection of industrial and commercial scrap, salvage, refuse, rubbish, trash, junk, offal, garbage, and debris; to engage in the operation and maintenance of depositories at industrial and commercial locations for the accumulation of scrap, salvage, refuse, rubbish, trash junk, offal, garbage, and debris; to engage in the maintenance of a collection and pick-up service therefor; to engage in the business of transporting of all the above mentioned materials by any means of conveyance as a common carrier, private carrier, contract carrier, or otherwise; and to engage in the maintenance of disposal facilities generally.
     To have and to exercise all the powers now or hereafter conferred by the laws of the State of New Jersey upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.
     To do any or all of the things in this Certificate set forth as objects, purposes, powers or otherwise, to the same extent and as fully as natural persons might or could do, as principals, agents, contractors, trustees or otherwise.
     The Corporation shall also have power to conduct its business in all of its branches, have one or more offices, and unlimited to hold, mortgage, purchase, and convey real and personal property in any State, territory or Colony of the United States and in any foreign country or place.
     THIRD: The aggregate number of shares which the corporation shall have authority to Issue is 500 shares without par value, having an initial capital investment of $2,000.
     FOURTH: The address of the corporation’s initial registered office is 41 Kinney Street, Madison, New Jersey, 07940; and the name of the corporation’s initial registered agent at such address is Thomas Luciano
     FIFTH: The number of directors constituting the initial Board of Directors shall be one (i) and the name and address of the director is as follows:

THOMAS LUCIANO	41 Kinney Street
Madison, N.J. 07940
     SIXTH: The name and address of the incorporator is as follows:

Name	Address
Thomas Luciano	41 Kinney Street
Madison, N.J. 07940
     IN WITNESS WHEREOF, the undersigned, the incorporator of the above named corporation, has hereunto signed this Certificate of Incorporation on the 28th day of February, 1974.
/s/ Thomas Luciano
THOMAS LUCIANO

SIGNED, SEALED and DELIVERED
in the presence of
/s/ [ILLEGIBLE]